AMENDMENT TO EXPENSE LIMITATION AGREEMENT BETWEEN OLD MUTUAL ADVISOR FUNDS AND OLD MUTUAL CAPITAL, INC.

DATED MAY 11, 2005

AS AMENDED OCTOBER 14, 2005

This Agreement is amended by adding Class Z shares of the Portfolio to the Agreement. A new Schedule Z to the Agreement setting forth the expense limitation for Class Z shares is also added to the Agreement as set forth below:

SCHEDULE Z

DATED OCTOBER 14, 2005

TO

EXPENSE LIMITATION AGREEMENT

BETWEEN

OLD MUTUAL ADVISOR FUNDS

AND

OLD MUTUAL CAPITAL, INC.

DATED MAY 11, 2005

(Class Z Shares)

Expense Limit
This Agreement relates to the following
Portfolios of the Trust:

Old Mutual Analytic Defensive Equity Fund	1.20%

Old Mutual Advisor Funds		Old Mutual Capital, Inc.
By:	/s/ David J. Bullock	By:	/s/ Mark E. Black
Name:	David J. Bullock	Name:	Mark E. Black

Title:	Chief Executive Officer	Title:	Chief Financial Officer